Exhibit 3.1

COMPANIES ACTS 1963 TO 2013

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

VIDARA THERAPEUTICS INTERNATIONAL

PUBLIC LIMITED COMPANY

(As amended by Special Resolution dated 18 July 2014)

1. The name of the Company is VIDARA THERAPEUTICS INTERNATIONAL PUBLIC LIMITED COMPANY

2. The objects for which the Company is established are:

(A) To develop and commercialise products for the treatment of disease and all associated goods. To carry on all activities in relation to the aforementioned businesses.

(B) To carry on any other trade or business which can, in the opinion of the Board of Directors, be advantageously carried on by the Company in connection with or as ancillary to any of the above businesses or the general business of the Company, or further any of its objects.

(C) To purchase, take on lease or in exchange, hire or otherwise acquire and hold for any estate or interest any lands, buildings, easements, rights, privileges,

concessions, patents, patent rights, licences, secret processes, machinery, plant, stock-in-trade, and any real or personal property of any kind for such consideration and on such terms as may be considered expedient.

(D) To erect, construct, lay down, enlarge, alter and maintain any roads, railways, tramways, sidings, bridges, reservoirs, shops, stores, factories, buildings, works, plant and machinery necessary or convenient for the Company’s business, and to contribute to or subsidise the erection, construction and maintenance of any of the above.

(E) To borrow or raise or secure the payment of money for the purpose of or in connection with the Company’s business, and for the purposes of or in raising of money by the Company to become a member of any building society.

(F) To mortgage and charge the undertaking and all or any of the real and personal property and assets, present or future, and all or any of the uncalled capital for the time being of the Company, and to issue at par or at a premium or discount, and for such consideration and with and subject to such rights, powers, privileges and conditions as may be thought fit, debentures or debenture stock, either permanent or redeemable or repayable, and collaterally or further to secure any securities of the Company by a trust deed or other assurance.

(G) To guarantee, grant indemnities in respect of, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company, or by both such methods, the performance of the contracts or obligations of and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of any person, firm or company, including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company as defined by section 155 of the Companies Act, 1963, or another subsidiary as defined by the said section of the Company’s holding company or otherwise associated with the Company in business notwithstanding the fact that the Company may not receive any consideration, advantage or benefit, direct or indirect from entering into such guarantee or other arrangement or transaction contemplated herein.

(H) To issue and deposit any securities which the Company has power to issue by way of mortgage to secure any sum less than the nominal amount of such securities, and also by way of security for the performance of any contracts or any obligations of the Company or of its customers or other persons or corporations having dealings with the Company, or in whose businesses or undertakings the Company is interested, whether directly or indirectly.

(I) To receive money on loan upon such terms as the Company may approve, and to guarantee the obligations and contracts of any person or corporation.

(J) To make advances to customers and others with or without security, and upon such terms as the Company may approve.

(K) To grant pensions, allowances, gratuities and bonuses to officers, ex-officers, employees of the Company or its predecessors in business or the dependents or connections of such persons, to establish and maintain or concur in establishing and maintaining trusts, funds or schemes (whether contributory or non-contributory) with a view to providing pensions or other benefits for any such persons as aforesaid, their dependents or connections, and to support or subscribe to any charitable funds or institutions, the support of which may, in the opinion of the Directors, be calculated directly or indirectly to benefit the Company or its employees, and to institute or maintain any club or other establishment or profit sharing scheme calculated to advance the interests of the Company or its officers or employees.

(L) To draw, make, accept, endorse, negotiate, discount and execute promissory notes, bills of exchange and other negotiable instruments.

(M) To invest and deal with the moneys of the Company not immediately required, for the purposes of its business in or upon such investments or securities and in such manner as may from time to time be determined.

(N) To pay for any property or rights acquired by the Company, either in cash or fully or partly paid-up shares, with or without preferred or deferred or special rights or restrictions in respect of dividend, repayment of capital, voting or otherwise, or any securities which the Company has power to issue, or partly in one mode and partly in another, and generally of such terms as the Company may determine.

(O) To accept payment for any property or rights sold or otherwise disposed of or dealt with by the Company, either in cash, by installments or otherwise, or in fully or partly paid-up shares of any company or corporation, with or without deferred or preferred or special rights or restrictions in respect of dividend, repayment of capital, voting or otherwise, or in debentures or mortgage debentures or debenture stock, mortgages or other securities of any company or corporation, or partly in one mode and partly in another, and generally on such terms as the Company may determine, and to hold, dispose of or otherwise deal with any shares, stock or securities so acquired.

(P) To enter into any partnership or joint-purse arrangement or arrangement for sharing profits, union of interest or co-operation with any company, firm or person carrying on or proposing to carry on any business within the objects of this Company and to acquire and hold, sell, deal with or dispose of shares, stock or securities of any such company and to guarantee the contracts or liabilities of, or the payment of the dividends, interest or capital of any shares, stock or securities of and to subsidise or otherwise assist any such company.

(Q) To establish, promote or concur in establishing or promoting any other company whose objects shall include the acquisition and taking over of all or any of the assets and liabilities of this Company or the promotion of which shall be in any manner calculated to advance directly or indirectly the objects or interests of this Company and to acquire and hold or dispose of shares, stock or securities of and guarantee the payment of the dividends, interest or capital of any share, stock or securities issued by or any other obligations of such Company.

(R) To purchase or otherwise acquire and undertake all or any part of the business, property, assets, liabilities and transactions of any person, firm or company carrying on any business which this Company is authorised to carry on.

(S) To sell, improve, manage, develop, turn to account, exchange, let on rent, royalty, share profits or otherwise, grant licences, easements and other rights in or over, and in any other manner deal with or dispose of the undertaking and all or any of the property and assets for the time being of the Company for such consideration as the Company may think fit.

(T) To make and receive gifts by way of capital contribution or otherwise

(U) To borrow or otherwise raise money or carry out any other means of financing, whether or not by the issue of stock or other securities, and to enter into or issue interest and currency hedging and swap agreements, forward rate agreements, interest and currency futures or options and other forms of financial instruments, and to purchase, redeem or pay off any of the foregoing.”

(V) To redeem, purchase, or otherwise acquire in such manner permitted by Law and on such terms and in such manner as the Company may think fit any shares in the Capital of the Company.

(W) To amalgamate with any other company whose objects are to include objects similar to those of this Company, whether by sale or purchase (for fully or partly paid-up shares or otherwise) of the undertaking subject to the liabilities of this or any such other company as aforesaid with or without winding up, or by sale or purchase (for fully or partly paid-up shares or otherwise) of all or a controlling interest in the shares or stock of this or any such company as aforesaid, or by partnership, or any arrangement of the nature of partnership, or any other manner.

(X) To distribute among the members in specie any property of the Company, or any proceeds of sale or disposal of any property of the Company, but so that no distribution amounting to a reduction of capital be made except with the sanction (if any) for the time being required by law.

(Y) To do all or any of the above things in any part of the world, and either as principals, agents, trustees, contractors or otherwise, and either alone or in conjunction with others, and either by or through agents, trustees, sub-contractors or otherwise.

(Z) To do all such things as are incidental or conducive to the above objects or any of them. It is hereby expressly declared that each sub-clause of this Clause shall be construed independently of the other sub-clauses hereof, and that none of the objects mentioned in any sub-clause shall be deemed to be merely subsidiary to the objects mentioned in any other sub-clause.

3. The liability of the members is limited.

4. The Share Capital of the Company is €40,000 and $30,000 divided into 40,000 ordinary shares of €1.00 each and 300,000,000 ordinary shares $0.0001.

The shares in the original or any increased capital may be divided into several classes, and there may be attached thereto respectively any preferential, deferred or other special rights, privileges, conditions or restrictions as to dividend, capital, voting or otherwise.

We, the several persons whose names, addresses and descriptions are subscribed, wish to be formed into a Company in pursuance of this Memorandum of Association, and we agree to take the number of shares in the capital of the Company set opposite our respective names.

Names, Addresses and Description of Subscribers	Number of Shares taken by each subscriber

Balaji Venkataraman	FIFTY

13185 Owens Way Alpharetta GA 30004 USA

Businessman/Organic Chemist

Virinder Nohria	FIFTY

111 Skyline View Road

Franklin

NC 28734

USA

Doctor

TOTAL NUMBER OF SHARES TAKEN UP	ONE HUNDRED

Dated this 2nd day of December, 2011

Witness to the above signatures :

Joanne Browne,

22 Northumberland Road,

Ballsbridge

Dublin 4.

COMPANIES ACTS 1963 TO 2013

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

VIDARA THERAPEUTICS INTERNATIONAL

PUBLIC LIMITED COMPANY

(As amended by Special Resolution dated 18 July 2014)

PRELIMINARY

1.	Table A: The regulations in Part I of Table A in the First Schedule to the Act (as amended by the Acts) with the exception of regulations 56, 57, 61, 75 and 110 to 112 will apply to the company subject to the alterations herein contained and will, so far as not inconsistent with these presents, bind the company and the shareholders.

2.	Definitions: In these articles, unless the context otherwise requires:

the 1983 Act means the Companies (Amendment) Act, 1983;

the 1990 Act means the Companies Act, 1990;

the 1963 Act means the Companies Act, 1963;

the Acts means the Companies Acts, 1963 to 2013;

the Auditors means the auditors or auditor for the time being of the company;

Ireland means Ireland excluding Northern Ireland and all references in Table A to “the State” will be construed as meaning references to Ireland; and

Table A means Table A in the First Schedule to the Act.

3.	Interpretation:

3.1.	All references in Table A to the Companies Acts, 1963 to 2013 will be construed as references to the Acts.

3.2.	Unless the contrary is clearly stated, reference to any section of any of the Acts is to such section as same may be amended, extended or re-enacted (whether before or after the date hereof) from time to time.

3.3.	Reference to any legislation or document includes that legislation or document as amended or supplemented from time to time.

3.4.	Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine include the feminine, and words importing persons include corporations.

3.5.	Headings are inserted for convenience only and do not affect the construction of these articles.

SHARE CAPITAL

4.	Capital Structure: The capital of the company is €40,000 and $30,000 divided into 40,000 ordinary shares of €1.00 each and 300,000,000 ordinary shares of $0.0001 each

5.	Directors’ Authority to Allot Shares: The directors are generally and unconditionally authorised to exercise all powers of the company to allot relevant securities (as defined for the purposes of section 20 of the 1983 Act) up to an amount equal to the authorised but unissued share capital of the company as at the date of adoption of these Articles, and such authority will expire five years from that date save that the company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities in pursuance of such offer or agreement as if the authority conferred hereby had not expired.

6.	Purchase of Own Shares: Subject to and in accordance with the provisions of the Acts, the company may purchase its own shares (including any redeemable shares).

TRANSFER OF SHARES

7.	The instrument of transfer of a fully paid up share need not be signed by or on behalf of the transferee and regulation 22 of Part I of Table A will be modified accordingly.

GENERAL MEETINGS

8.	General Meetings outside Ireland: Annual general meetings shall be held in Ireland unless in respect of any particular meeting either all the members entitled to attend and vote at such meeting consent in writing to its being held elsewhere or a resolution providing that it be held elsewhere has been passed at the preceding annual general meeting. Extraordinary general meetings may be held in or outside Ireland. Regulation 47 of Part I of Table A will not apply and regulation 50 will be construed as if the words “within the State” were deleted therefrom.

9.	Auditors’ Requisition: An extraordinary general meeting shall be convened upon the requisition of the Auditors under the circumstances described in section 186 of the 1990 Act, as well as upon the requisition described in regulation 50 of Part I of Table A.

PROCEEDINGS AT GENERAL MEETINGS

10.	Proxies: In regulation 70 of Part I of Table A the words “not less than 48 hours before the time for holding” and “not less than 48 hours before the time appointed for” will be deleted and there shall be substituted therefor the words “before the commencement of” on both occasions.

11.	Poll: A poll may be demanded at any general meeting by any member present in person or by proxy who is entitled to vote thereat and regulation 59 of Part I of Table A will be modified accordingly.

12.	Resolutions in Writing: Subject to section 141 of the 1963 Act, a resolution in writing signed by all of the members for the time being entitled to attend and vote on such resolution at a general meeting (or being bodies corporate by their duly authorised representatives) shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held, and may consist of several documents in like form each signed by one or more persons, and if described as a special resolution shall be deemed to be a special resolution within the meaning of the 1963 Act. Any such resolution shall be served on the Company.

VOTES OF MEMBERS

13.	For so long as:

13.1.	the company holds shares as treasury shares; or

13.2.	any subsidiary of the company holds shares in the company

the company or the subsidiary as the case may be shall not exercise any voting rights in respect of the shares and regulations 63 to 73 of Part I of Table A will be modified accordingly.

RESOLUTIONS OF DIRECTORS AND COMMITTEES AT ELECTRONIC MEETINGS

14.

14.1.	All or any of the Directors, or of the members of a Committee, can take part in a meeting of the Directors, or of a Committee as the case may be, by the use of conference telephone, video-conferencing or other telecommunications equipment designed to allow all persons participating to hear each other speak (an “Electronic Meeting”).

14.2.	A person taking part in this way will be counted as being present at the meeting, and an Electronic Meeting will be considered to be a meeting of Directors, or of a Committee as the case may be, for the purpose of passing resolutions but not for doing any other act or thing which, under specific requirements of the Acts, must be done at a meeting of Directors.

14.3.	The provisions of these regulations, in so far as they relate to the summoning of meetings of Directors or of Committees, the appointment and powers of a chairman, the transaction of business, alternates, quorum, voting, adjournment and the keeping of minutes, will apply to an Electronic Meeting as if it were a meeting of Directors, or of a Committee as the case may be, at which all those taking part were in the physical presence of each other.

RESOLUTIONS OF DIRECTORS AND COMMITTEES IN WRITING

15.

15.1.	A resolution in writing signed by each Director (or his alternate) will be as valid as if it had been passed at a meeting of the Directors duly convened and held. A resolution in writing signed by each member of a Committee (or, in the case of a Director, his alternate) will be as valid as if it had been passed at a meeting of that Committee duly convened and held. Such a resolution may consist of one document or two or more documents to the same effect each signed by one or more of the signatories.

DIRECTORS

16.	Number of Directors: The company will have not less than two directors. Regulation 75 of Part I of Table A will not apply.

17.	No Share Qualification: A director or alternate director will not be required to hold any shares in the company by way of qualification, and regulation 77 of Part I of Table A will not apply.

18.	Directors’ Right to Attend Meetings: A director who is not a member of the company will nevertheless be entitled to receive notice of, attend and speak at any general meeting or separate meeting of the holders of any class of shares, and regulation 136 of Part I of Table A will be modified accordingly.

POWERS AND DUTIES OF DIRECTORS

19.	Powers to Borrow and Grant Security: The directors may exercise all the powers of the company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and, subject to section 20 of the 1983 Act, to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the company or of any third party. Regulation 79 of Part I of Table A will not apply.

20.	Interests in Contracts: The obligations of a director to disclose the nature of his interest in any contract or proposed contract with the company will apply equally to any shadow director who shall declare his interest in the manner prescribed by section 27(3) of the 1990 Act.

21.	Directors’ Contracts: No contract will be entered into by the company for the employment of, or the provision of services by, a director or a director of a holding company of the company containing a term to which section 28 of the 1990 Act applies without obtaining the approval provided for in that section, and regulation 85 of Part I of Table A will be modified accordingly.

DISQUALIFICATION OF DIRECTORS

22.	The office of director will be ipso facto vacated if the director becomes prohibited from being a director of the company by reason of any declaration or order made under section 150 or 160 of the 1990 Act, as well as under the circumstances described in regulation 91 of Part I of Table A.

ROTATION AND RE-ELECTION

23.	The directors will not retire at the first annual general meeting or by rotation, or require to be re-elected in general meeting following appointment by the directors. Regulations 92 to 100 inclusive of Part I of Table A will be modified accordingly.

EXECUTIVE DIRECTORS

24.	The directors may from time to time appoint one or more of themselves to be managing director or any other category of executive director for such period and on such terms as to remuneration or otherwise as they think fit, and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment. Regulations 110 and 111 of Part I of Table A will not apply and regulation 112 will apply to all executive directors as it applies to a managing director.

ALTERNATE DIRECTORS

25.	Any director may from time to time appoint any person to be his alternate. The alternate will be entitled to attend and vote at any meeting of the directors at which the appointer is not personally present and, in the absence of the appointer, to exercise all the powers, rights, duties and authorities of the appointer as a director (other than the right to appoint an alternate hereunder), but will not be entitled to be remunerated otherwise than out of the fees of the appointer. Any appointment under this Article shall be effected by notice in writing given by the appointer to the Secretary. Any appointment so made may be revoked at any time by the appointer by notice in writing given by the appointer to the Secretary, and an alternate’s appointment will ipso facto come to an end if for any reason the appointer ceases to be a director.

26.	An alternate may exercise all the powers, rights, duties and authorities of the director appointing him (other than the right to appoint an alternate hereunder).

27.	A person may act as an alternate for more than one director and while he is so acting will be entitled to a separate vote for each director he is representing and, if he is himself a director, his vote or votes as an alternate will be in addition to his own vote. An alternate will be counted for the purpose of reckoning whether a quorum is present at any meeting attended by him at which he is entitled to vote, but where he is himself a director or is the alternate of more than one director he will only be counted once for such purpose.

THE SEAL

28.	An alternate who is not also a director will be entitled to sign or countersign an instrument to which the seal is affixed as if he were the director who appointed him, and regulation 115 of Part I of Table A will be modified accordingly.

ACCOUNTS

29.	The company will comply with the provisions of the acts and all other relevant legislation with regard to accounts, and regulations 125 to 129 of Part I of Table A will be modified accordingly.

CAPITALISATION OF PROFITS

30.	The reference in regulation 130 to section 64 of the Act will be construed as a reference to section 207 of the 1990 Act.

AUDITORS

31.	The Auditors will be appointed and removed and their rights and duties regulated in accordance with the Acts. The Auditors will be entitled to attend any general meeting and to receive all notices of, and other communications relating to, any general meeting which any member is entitled to receive, and to be heard on any part of the business which concerns them as auditors. Regulation 132 of Part I of Table A will not apply.

NOTICES

32.	A notice to be given by the company to any person entitled to receive it (the “Addressee”) shall be in writing and may be given to the Addressee personally, delivered or posted (properly addressed and prepaid) to his registered address or transmitted by telecopier to any telecopier number which the Addressee may have furnished to the company for the purpose. A notice given in a manner referred to in this Article will be deemed to given as follows:

32.1.	if given to the Addressee personally or delivered, when so given or delivered;

32.2.	if posted, in the case of the notice of a meeting, 24 hours after posting or, in any other case, at the time at which the letter would be delivered in the ordinary course of post; or

32.3.	if transmitted by telecopier, when so transmitted provided the correct code or telecopier number is received on the transmission report.

Regulation 133 of Table A will not apply.

INDEMNITY

33.

Subject to the Acts, every director, managing director, agent, auditor, secretary and other officer for the time being of the company shall be indemnified out of the assets of the company against any liability incurred by him in defending any proceedings, whether civil or criminal, in relation to his acts while acting in such office, in which judgment is given in his favour or in which he is acquitted or in connection with any application under section 391 of the Act in which relief is granted to him by the court. Regulation 138 of

Part I of Table A will not apply.

Names, Addresses and Descriptions of Subscribers

Balaji Venkataraman

13185 Owens Way

Alpharetta

GA 30004

USA

Businessman/Organic Chemist

Virinder Nohria

111 Skyline View Road

Franklin

NC 28734

USA

Doctor

Dated this 2nd day of December 2011

Witness to the above signatures :

Joanne Browne,

22 Northumberland Road,

Ballsbridge

Dublin 4.